EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

by and between

MULTIMEDIA PLATFORMS, INC.

and

RND ENTERPRISES, INC.

Dated as of June 17, 2015

APPENDICES

Appendix A	Definitions
Appendix B	Notices

EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment & Assumption Agreement
Exhibit C	Form of Registered Intellectual Property Assignment
Exhibit D	Domain Name Assignments
Exhibit E	Form of Printing Agreement

SCHEDULES

Schedule 2.2(a)	Purchased Contracts
Schedule 2.2(b)	Web Sites
Schedule 2.5(a)	Current Liabilities
Schedule 2.11	Purchase Price Allocation
Schedule 3.3	Seller Consents and Approvals
Schedule 3.4	Lists
Schedule 3.5(a)	Statements of Operations
Schedule 3.5(b)	Business-Related Liabilities
Schedule 3.6	Material Changes
Schedule 3.7(b)	State Tax Schedule
Schedule 3.9	Governmental Authorization
Schedule 3.10	Environmental Matters
Schedule 3.11-1	Employees and Independent Contractors
Schedule 3.11-2	Employment Agreements
Schedule 3.13(c)	Top Five Suppliers/Vendors
Schedule 3.14(a)	Fixed Assets; Personal Property Leases
Schedule 3.15	Real Property
Schedule 3.17(a)	Licensed Proprietary Rights
Schedule 3.17(b)	Seller Marks
Schedule 3.17(d)	Seller Copyrights
Schedule 3.17(f)	Software
Schedule 3.17(h)	Purchased Proprietary Rights
Schedule 3.18(b)	Publications; Subscription and Advertising Rates
Schedule 3.18(c)	Circulation Quantities
Schedule 3.19	Indebtedness
Schedule 5.6(b)	Terminated Employees

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of June 17, 2015, by and between MULTIMEDIA PLATFORMS, INC., a Nevada corporation (the “Buyer”), and RND ENTERPRISES, INC., a New York company (the “Seller”).

Background Statement

The Seller is engaged in, among other things, the business (the “Business”) of publishing LGBT culture magazine known as Next Magazine (with its related supplements, websites, special reports, special interest publications, newsletters, special issues and other editorial products and directories related exclusively to the Business, the “Publications”).

The Seller desires to sell, and the Buyer desires to purchase, substantially all of the assets of the Seller used exclusively in connection with the Business, for the consideration and on the terms set forth herein.

Statement of Agreement

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1  Definitions. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings given to them in Appendix A.

1.2  Construction.

(a)  The article and section headings contained in this Agreement are solely for the purpose of reference and convenience, are not part of the agreement of the parties, and shall not in any way limit, modify or otherwise affect the meaning or interpretation of this Agreement.

(b)  References to a “Section” or “Article” refer to the corresponding Section or Article of this Agreement unless otherwise specified.

(c) Unless the context requires otherwise, the words “include”, “including” and variations thereof mean without limitation, the words “hereof”, “hereby”, “herein”, “hereunder” and similar terms refer to this Agreement as a whole and not any particular section or article in which such words appear, and any reference to a statute, regulation or law shall mean any statute, regulation or law as in effect on the date hereof.

(d) Unless the context requires otherwise, words in the singular include the plural, words in the plural include the singular, and words importing any gender shall be applicable to all genders.

(e) Currency amounts referenced herein are in U.S. dollars.

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(f)  References to a number of days refer to calendar days unless business days are specified. Except as otherwise specified, whenever any action must be taken on or by a day that is not a business day, then such action may be validly taken on or by the next day that is a business day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under United States generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants (“GAAP”).

ARTICLE II

PURCHASE, TERMS OF PAYMENT AND CLOSING

2.1 Purchase and Sale of Assets. On the Closing Date, the Seller shall, on the terms and subject to the conditions of this Agreement and as of the Effective Time, sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, all of the Purchased Assets, free and clear of all Liens, in exchange for payment of the Purchase Price.

2.2  Purchased Assets. For purposes of this Agreement, the term “Purchased Assets” means all of the assets, rights and properties used or held for use by the Seller exclusively in connection with the Business, including the following assets, rights and properties, but excluding the Excluded Assets:

(a)  the Contracts of the Seller listed on Schedule 2.2(a) (the “Purchased Contracts”), and all rights of any nature whatsoever arising out of all Purchased Contracts;

(b) all intangible rights and property of the Seller, including all Proprietary Rights used by the Seller exclusively in connection with the Business (the “Purchased Proprietary Rights”), including the internet web sites exclusively used in the Business and listed on Schedule 2.2(b) (the “Web Sites”), the Proprietary Rights listed on Schedules 3.17(a), 3.17(b) and 3.17(d) and, to the extent transferrable, all telephone, telecopy and email addresses and listings exclusively used by the Seller in the Business;

(c) all URLs and all social media platforms of the Seller, including all rights of the Seller to prepare, publish, sell, license and distribute, in all media (now existing or hereafter devised), any written and graphic materials published in the Publications or on the Web Sites, including any current and future supplements, newsletters and magazines, as well as any extensions and spinoffs derived from any such materials;

(d) all Software of the Seller, exclusively used by the Seller in the Business, and listed in Schedule 3.17(f);

(e)  subject to Schedule 2.3(d), all inventory (including but not limited to all past publications that are currently in storages in print and in digital format), leasehold improvements, and property and equipment used exclusively in the Seller’s business, including the Fixed Assets listed on Schedule 3.14(a);

(f)  any prepaid advertising of the Seller for which the Buyer shall be reimbursed at Closing;

(g) all Governmental Authorizations and Permits held by or issued or made available to the Seller exclusively in connection with the Business and all pending applications therefor or renewals thereof, to the extent transferable by their terms or under applicable Legal Requirements;

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(h) all Lists related exclusively to the Business, all files, records, documents, data, plans, proposals and all other recorded knowledge of the Seller, including all records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records (provided that the Seller may retain copies of the financial and accounting records in existence as of the Closing), creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and records, whether in written, electronic, visual or other form, and, subject to Legal Requirements, copies of all personnel and other records of the Seller exclusively related to the Business;

(i) subject to Section 2.3(g), all claims and rights of the Seller in connection with or relating to the Purchased Assets or the Assumed Liabilities, including all claims and rights of the Seller against third parties relating to the Purchased Assets or the Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or noncontingent;

(j) any other assets required to generate royalties and fees for the Seller; and

(k)  the Business as a going concern and all of the goodwill associated with the Business.

2.3 Excluded Assets. The Purchased Assets shall not include any of the following assets, rights and properties of the Seller (the “Excluded Assets”), all of which are excluded from the Purchased Assets and shall be retained by the Seller:

(a) all corporate seals, corporate minute books, stock records and Tax Returns of the Seller;

(b)  all cash, cash equivalents, investments and bank accounts of the Seller;

(c) the shares of capital stock of the Seller held in treasury.

(d) all equipment, parts, or supplies relating to printing, copying, scanning, or otherwise reproducing documents and/or print product;

(e)  all accounts receivable of the Business existing on the Closing Date, notwithstanding the value of such accounts receivable;

(f) the rights arising under those Contracts of the Seller not listed on Schedule 2.2(a) (collectively, the “Excluded Contracts”);

(g) subject to Section 2.2(f), all rights of the Seller exclusively in connection with the Business relating to deposits, prepaid expenses, claims for refunds and rights of offset;

(h) all claims and rights of the Seller to federal, state, local and foreign Tax refunds, Tax refund claims, Tax credits and Tax deposits for tax periods ending before the Closing Date, and with respect to any such refund applicable to any Straddle Period, the portion of any refund for the period for which the Seller is responsible for any Straddle Period Taxes corresponding to such refund, as determined under Section 7.3;

(i) all insurance policies of the Seller and all of the Seller’s rights thereunder; and

(j) the rights of the Seller under this Agreement or any document or agreement entered into in connection herewith.

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2.4  Procedures for Non-Transferable Assets. If any Purchased Contracts or any other property or rights included in the Purchased Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable Legal Requirements without the consent of some other party or parties, the Seller shall (a) use Commercially Reasonable Efforts to obtain, as soon as reasonably possible after the Closing Date, any consents to assignment as are reasonably requested by the Buyer that were not previously obtained and (b) assign such Purchased Contracts or other property or rights included in the Purchased Assets to the Buyer on the effective date for any such consent obtained (and this Agreement shall not constitute an assignment of such Purchased Contract or other property or rights until such consent is obtained), subject to the other provisions of this Section 2.4. With respect to any Purchased Contract or property or right included in the Purchased Assets for which necessary consent has not been obtained as of the Closing Date, if requested by the Buyer, the Seller shall enter into any reasonable arrangement with the Buyer that is designed to give the Buyer the practical benefits of such property or right, without any additional cost to the Buyer.

2.5 Assumed Liabilities. As of the Effective Time on the Closing Date, the Buyer shall assume, and shall thereafter timely pay and perform, the following obligations and liabilities of the Seller (the “Assumed Liabilities”):

(a)  the current liabilities incurred by the Seller in connection with its operation of the Business, but only to the extent that such liabilities (i) are listed on Schedule 2.5(a) and (ii) relate exclusively to the Business; and

(b)  the obligations of the Seller arising after the Effective Time under the Purchased Contracts, except for obligations of the Seller arising prior to the Effective Time under the Purchased Contracts and liabilities for breaches thereof occurring at or before the Effective Time.

2.6 Excluded Liabilities.

(a)  Except for the Assumed Liabilities, neither the Buyer nor any of its Affiliates shall assume, take subject to or be liable for any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of the Business, arising prior to the Effective Time (the “Excluded Liabilities”). The Seller shall pay and perform and shall cause its Affiliates to pay and perform, on or before the date due, all Excluded Liabilities.

(b) Without limiting the generality of Section 2.6(a), the Excluded Liabilities shall include any liabilities or obligations of the Seller arising prior to the Effective Time for:

(i)  Any liabilities (including all accounts payable) relating to the Publications;

(ii) any Proceedings made or pending by or against the Seller prior to the Closing Date, that arise out of or relate to the Business;

(iii) any Taxes related to the operations or assets that comprise the Business with respect to any Pre-Closing Tax Period, and any income or sales Taxes arising by reason of the transactions contemplated herein;

(iv)  any Taxes of the Seller unrelated to the Business;

(v) any Contract for which the liabilities and obligations are not assumed by the Buyer pursuant to Section 2.5(b);

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(vi) any breach by the Seller of Environmental Law prior to the Closing Date in connection the Business;

(vii) any employment, severance, retention or termination agreement with any employee working exclusively in the Business;

(viii) any noncompliance prior to the Effective Time by the Business with any Legal Requirement of any Governmental Authority;

(ix) any Indebtedness or any security interest related thereto, including without limitation the Indebtedness set forth in Schedule 3.19;

(x)  any fees and expenses incurred by the Seller prior to the Effective Time in connection with the transactions contemplated hereby;

(xi)  current lease of the Real Property;

(xii) any obligation relating to the Excluded Assets; and

(xiii) any obligation of the Seller under this Agreement or any other document executed by the Seller in connection with the transactions contemplated hereby.

2.7 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place on the date hereof (the “Closing Date”) at 3:00 p.m. at the offices of RND Enterprises, Inc., 121 Varick St., Front B, New York, NY 10013, or at such other time and place as shall be mutually agreed upon by the parties; provided that the parties may agree that the Closing will occur through the electronic transfer of documents and each party may rely on each document sent electronically as an original. In the case of a Closing by the electronic transfer of documents, each party agrees to provide signed originals of such documents to the other parties hereto, as applicable, as soon as reasonably possible following the Closing. The Closing shall be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”) and all actions scheduled in this Agreement for the Closing Date shall be deemed to occur simultaneously at the Effective Time.

2.8 Closing Obligations. At the Closing:

(a) The Seller shall deliver to the Buyer:

(i) a bill of sale substantially in the form of Exhibit A attached hereto executed by the Seller, conveying the Purchased Assets constituting personal property;

(ii) an assignment and assumption agreement substantially in the form of Exhibit B attached hereto (the “Assignment & Assumption Agreement”), executed by the Seller, assigning to the Buyer the rights under the Purchased Contracts (subject to Section 2.4);

(iii) separate assignments of all registered Marks and Copyrights included in the Purchased Proprietary Rights substantially in the form of Exhibit C attached hereto, executed by the Seller;

(iv) domain name assignments for each Web Site substantially in the form of Exhibit D (the “Domain Name Assignments”), executed by the Seller;

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(v) a printing agreement by and between the Seller and the Buyer substantially in the form of Exhibit E, execute by the Seller (the “Printing Agreement”);

(vi) evidence satisfactory to the Buyer that all Governmental Authorizations set forth in Schedule 3.3 have been obtained and not rescinded;

(vii) evidence satisfactory to the Buyer of the receipt of all consents required for the purchase and assignment to the Buyer of the Purchased Contracts hereunder;

(viii) evidence satisfactory to the Buyer of the release of any Liens on the Purchased Assets;

(ix)  evidence that the Seller is in existence under the laws of the State of New York; and

(x) a certificate of the secretary of the Seller certifying (A) that attached thereto is a true and complete copy of the Seller’s certificate of formation and all amendments thereto, (B) that attached thereto is a true and complete copy of the bylaws of the Seller, as then in effect, (C) that attached thereto is a true and complete copy of the resolutions adopted by the board of directors of the Seller authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (D) as to the incumbency and signatures of any of the Seller’s officers who shall execute documents at the Closing or who have executed this Agreement;

(b)  The Buyer shall deliver to the Seller:

(i)  the Purchase Price;

(ii) the Assignment & Assumption Agreement executed by the Buyer, pursuant to which the Buyer shall assume the obligations of the Purchased Contracts and all other Assumed Liabilities;

(iii) evidence that the Buyer is in existence under the laws of the State of Nevada; and

(iv) a certificate of an officer of the Buyer certifying (A) that attached thereto is a true and complete copy of such Buyer’s certificate of formation and all amendments thereto, (B) that attached thereto is a true and complete copy of the resolutions adopted by the board of directors of such Buyer authorizing the execution, delivery and performance of this Agreement and the Buyer Documents, as applicable, and the performance of the transactions contemplated hereby, and (C) the incumbency and signatures of such Buyer’s officers who shall execute documents at the Closing or who have executed this Agreement; and

2.9  Purchase Price. At the Closing, and in consideration of the sale of the Purchased Assets, the Buyer shall provide the Seller consideration (the “Purchase Price”) in an amount equal to $1,000,000.00, consisting of $200,000 in cash payable at Closing and $800,000 in the restricted shares of the Buyer’s common stock, valued at $0.40 per share for a total of 2,000,000 shares (the “Shares”). Such Shares shall not be transferred, assigned or sold to third parties for a period of two years. Buyer and Seller agree that Seller is acquiring the Shares as part of a “C Reorganization” pursuant to Section 368(a)(1)(c) of the Internal Revenue Code.

2.10 Manner of Payment. On the Closing Date, the Buyer shall pay or cause to be paid the Purchase Price, by wire transfer of immediately available funds, to an account or accounts that the Seller shall designate in writing, prior to the Closing Date.

2.11 Purchase Price Allocation. An amount equal to the Purchase Price plus the Assumed Liabilities shall be allocated among the Purchased Assets in accordance with Schedule 2.11. The allocation set forth in such schedule is intended to comply with the requirements of Section 1060 of the Code. The Seller and the Buyer agree to file all income Tax Returns or reports, including IRS Form 8594, for their respective taxable years in which the Closing occurs, to reflect the allocation described in Schedule 2.11and agree not to take any position inconsistent therewith before any Governmental Authority charged with the collection of any Tax or in any other Proceeding.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that:

3.1 Organization; Good Standing. The Seller (i) is a corporation, duly organized and validly existing under the laws of the State of New York; (ii) has all requisite power and authority to own, lease and operate the properties and assets used in the Business and to conduct the Business as it is presently conducted; and (iii) is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which the operation of the Business requires such qualification except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect.

3.2 Authority; Enforceability. The Seller has the absolute and unrestricted right, authority, power and capacity to (i) execute and deliver this Agreement and each certificate, document and agreement to be executed by the Seller in connection herewith (collectively, with this Agreement, the “Seller Documents”) and (ii) perform its obligations hereunder and thereunder. The execution and delivery of the Seller Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary limited partnership action on the part of the Seller, including the approval of the Seller’s general partner. This Agreement has been duly and validly executed and delivered by the Seller and constitutes, and upon execution and delivery by the Seller of each Seller Document to which it is a party, such Seller Document shall constitute, the legal, valid and binding obligation of Seller, enforceable against it in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, arrangement and moratorium laws, and similar laws affecting creditors’ rights and remedies generally and general principles of equity (whether asserted in an action at law or in equity).

3.3 Consents and Approvals; No Violations. Except as disclosed in Schedule 3.3, neither the execution and delivery of the Seller Documents by the Seller nor the performance of the Seller’s obligations thereunder nor the consummation by the Seller of the transactions contemplated thereby will: (a) conflict with or result in a breach of the terms, conditions, or provisions of, (b) constitute a default under, (c) result in a violation of, (d) result in the creation of any Lien on the assets of the Seller or the equity of the Seller under or pursuant to, or (e) require any Governmental Authorization, exemption or other action by or declaration or notice to any third party or Governmental Authority pursuant to (i) the certificate of formation or limited partnership agreement or similar partnership governance documents of the Seller, (ii) any Purchased Contract, or (iii) any Legal Requirement or Governmental Authorization.

3.4 Lists. The Lists within the Purchased Assets are described on Schedule 3.4.

3.5 Financial Statements.

(a) Schedule 3.5(a) contains the Seller’s unaudited balance sheets and statements of income of the Business for the fiscal years ended December 31, 2013 and December 31, 2014 and for the [three]-month period ended March 31, 2015 (collectively, the “Statements of Operations”). The Statements of Operations have been prepared in accordance with GAAP consistently applied and accurately and fairly present in all material respects the results of operations of the Business as operated by the Seller for the respective periods covered thereby.

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(b) Except as disclosed on Schedule 3.5(b), to the Knowledge of the Seller, the Seller does not have any material obligation or liability of any kind (known, unknown, contingent or otherwise) related to or in connection with the Business, except for Excluded Liabilities, liabilities and obligations set forth on Schedule 2.5(a), and the Seller’s obligations set forth in the Purchased Contracts, excluding liabilities for breaches thereof.

3.6 Absence of Certain Changes. Except as disclosed in Schedule 3.6, since December 31, 2014, the Seller has conducted the Business only in the Ordinary Course and there has not been any:

(a) change, event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect;

(b) loss or damage, that is not insured, affecting any of the material Purchased Assets;

(c) payment or increase by the Seller of any compensation to employee, contractor or consultant other than salary and bonus payments in the Ordinary Course;

(d) entry into, modification or amendment of, breach or transfer of, termination or notice of termination, or cancellation or waiver of, or material change in the terms of, any (A) Governmental Authorization related to the Business, (B) material Purchased Contract related to the Business other than as described in the Purchased Contracts set forth on Schedule 2.2(a); (C) transaction or group of related transactions outside the Ordinary Course involving a total financial commitment by or to the Seller related to the Business in excess of $25,000; or (D) or any Purchased Contract with any employee of the Business whether for employment, severance, services, support or otherwise (except as described in the Purchased Contracts set forth on Schedule 2.2(a));

(e) sale, lease or other disposition of any material Fixed Assets or mortgage or creation or imposition of any Lien (other than a Permitted Lien) on any Purchased Assets;

(f) delay or postponement by the Seller of the payment of accounts payable or other liabilities of the Seller related to the Business or acceleration of the collection of any account receivable related to the Business outside the Ordinary Course;

(g) incurrence of any indebtedness for money borrowed by the Seller (including pursuant to any notes, bonds or debt securities); or

(h)  agreement by the Seller to do any of the foregoing.

3.7 Taxes and Tax Returns.

(a) The Seller has duly and timely filed all state sales and income Tax Returns required to be filed by it in connection with the Business on or before the date hereof, and all such Tax Returns are true, correct and complete in all material respects. The Seller has duly paid all such sales and income Taxes that have been incurred and are due and payable to any such taxing authorities as of the date hereof, or has extended the time that such obligation is due.

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(b) Schedule 3.7(b) lists all of the states and localities with respect to which the Seller is required to file any income, sales, business or franchise Tax Returns with respect to the Business.

(c) There has been withheld or collected from each payment made to each Employee at the Closing in connection with the transactions contemplated hereby all FICA, unemployment, and payroll taxes required by law to be withheld from such Employee as of the date hereof.

3.8 Proceedings; Governmental Orders.

(a) No claims or Proceedings have been commenced or are pending or, to the Knowledge of the Seller that relate directly to the Business, have been threatened against the Seller or that challenge or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Seller, no circumstance exists that is reasonably likely to give rise to any such claim or Proceeding.

(b) There are no outstanding orders, injunctions or, decrees of any Governmental Authority, and there are no settlement agreements with any Person, that (i) restrict the ownership, disposition or use of the Purchased Assets or the conduct of the Business as currently operated, or (ii) could reasonably be expected to prevent or delay the consummation of the transactions contemplated by, or affect the enforceability of, this Agreement.

3.9 Compliance with Law; Governmental Authorizations. The Seller conducts, and since inception, has conducted, the Business in compliance in all material respects with all permits, orders, injunctions and decrees and applicable laws, rules and regulations of any Governmental Authority. Schedule 3.9 sets forth all Governmental Authorizations held by the Seller related to the Business. The Seller is in material compliance with all such Governmental Authorizations.

3.10  Environmental Matters.

(a) Except as disclosed in Schedule 3.10, the Seller (i) is in compliance in all material respects with all Environmental Laws in connection with the Business and the Real Property, (ii) is not liable under any Environmental Laws in connection with the Business or the Real Property for any material response, removal, remediation or other costs to clean-up Hazardous Substances, (iii) has not received any written communication that alleges that it (x) is not, or at any time has not been, in such compliance, or (y) has caused exposure of any natural person to any Hazardous Substances in connection with the Business, (iv) has not caused any Release of Hazardous Substances in violation of any Environmental Laws with respect to the Real Property, or any other real estate adjoining the Real Property, and (v) is in material compliance with any Environmental Permits for the Real Property.

(b) Except as disclosed in Schedule 3.10, neither the Seller nor its predecessors have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance, on the Real Property in violation of any Environmental Law.

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3.11 Employees and Independent Contractors. Schedule 3.11-1 lists each employee and independent contractor who is employed or retained by the Seller and who works exclusively in the Business as of the date hereof (including, without limitation, employees on approved or legally mandated leaves of absence) and lists such Employee’s or independent contractor’s compensation for the fiscal year ended December 31, 2014, exclusive of employer Taxes. Each such Employee’s and independent contractor’s title and annual salary, hourly wage and commission and/or bonus structure (as applicable), in each case exclusive of employer Taxes, has previously been made available to the Buyer. Except as set forth in Schedule 3.11-2, the Seller is not a party to or bound by any agreement for the employment of any person who works for the Seller exclusively in connection with the Business on the date hereof which is not terminable without liability or any payment obligation (other than payment obligations imposed by applicable law) on thirty (30) days’ or less notice. Schedule 3.11-2 lists all individual employment and compensation agreements applicable to the Employees or independent contractors of the Seller who work exclusively in the Business on the date hereof. There are no bonus or severance arrangements individually or generally made available to Employees or independent contractors of the Seller who work for the Seller exclusively in the Business on the date hereof. The Seller has made available to the Buyer true, correct and complete copies of all agreements, contracts and arrangements referred to in this Section 3.11.

3.12 Labor Matters. The Seller is not a party to or bound by any collective bargaining or any other type of labor or union agreement which covers any Employees. No strike, labor suit or Proceeding or labor administrative Proceeding is pending or, to the Knowledge of the Seller, threatened respecting the Employees, and, to the Knowledge of the Seller, no such matter has been threatened within the two year period prior to the date of this Agreement.

3.13 Contracts; Advertisers and Suppliers.

(a) Schedule 2.2(a) sets forth a complete and accurate list of each Purchased Contract as in effect on the date hereof, including:

(i) each agreement exclusively relating to the Business to which the Seller is a party that would be reasonably expected to limit the freedom of the Buyer to continue to conduct the Business in any geographical area or otherwise to conduct the Business as currently conducted by the Seller;

(ii) each contract or agreement to which the Seller is a party involving payments by the Seller for printing, production, editorial, content development or other services related exclusively to the Business;

(iii) each sales contract or agreement to which the Seller is a party with a customer or a vendor of, and relating to, the Business; and

(iv) each distribution and slotting fee contract relating to the Business.

Except as set forth on Schedule 2.2(a), to the Knowledge of the Seller, no party to any of the Purchased Contracts, has notified the Seller in writing of such party’s intention to terminate its relationship with the Business as a result of the transactions contemplated by this Agreement.

(c) Schedule 3.13(c) contains a list of the top five (5) suppliers or vendors of the Seller by dollar volume of products or services sold to the Seller and related to the Business during calendar year 2014. Except as disclosed in Schedule 3.13(c), no such supplier or vendor has notified the Seller that it intends to cease doing business with the Business or materially and adversely alter the amount or method of business it is currently undertaking in connection with the Business, and to the Knowledge of the Seller, no such supplier or vendor has any such intention.

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(d) The Seller is not in default or violation (and to the Knowledge of the Seller, no event has occurred which with notice or lapse of time would constitute a default or violation) of any material term, condition or provision of any Purchased Contract or any order, writ, judgment, injunction, decree or settlement of any court applicable to the conduct of the Business or Purchased Assets.

3.14 Assets.

(a) Schedule 3.14(a) contains (i) a list of all of the Fixed Assets owned by the Seller and exclusively used by the Seller in operating the business as of the Closing Date, and (ii) a list of all Purchased Contracts that are leases of personal property as of the Closing Date.

(b) The Seller owns good and valid title to all of the Purchased Assets free and clear of all Liens.

(c) The tangible personal property constituting part of the Purchased Assets, taken as a whole, is in reasonable operating condition, ordinary wear and tear excepted, and is adequate for its intended purposes.

(d) The Purchased Assets constitute substantially all of the assets and properties used by the Seller in connection with the operation of the Business which are reasonably necessary for Buyer to continue the operation of the Business in substantially the same manner as conducted immediately prior to the Closing.

3.15 Real Property.

(a) Schedule 3.15 contains all of the legal descriptions of the Real Property. Except as otherwise noted in Schedule 3.15, the Real Property listed on Schedule 3.15 is all the real estate owned, leased or used by the Seller exclusively in the operation of the Business.

(d)  As of Closing, except as set forth on Schedule 3.15:

(i) the Seller leases the Real Property;

(ii) the Real Property is in a condition sufficient for the operations of the Business as currently conducted; and

(iii) there are no pending or, to the Knowledge of the Seller, threatened condemnation proceedings, suits or administrative actions relating to the Real Property or other matters, including violations of zoning laws and ordinances, affecting adversely the current use, occupancy or value thereof;

3.16 Inventories. The Inventories of the Seller related to the Business are of a quality and quantity useable in the normal and ordinary course of business. Except as disclosed in Schedule 3.16, (a) none of the Seller’s Inventory is held on consignment, or otherwise, by third parties, and  (b) the Inventory is located at the Real Property.

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3.17 Proprietary Rights.

(a) Ownership and Right to Use. Except as set forth on Schedule 3.17(a), the Seller either (i) owns the entire right, title and interest in and to the Purchased Proprietary Rights, free and clear of any Lien other than Permitted Liens, or (ii) has the perpetual, royalty-free right to use the same. Schedule 3.17(a) contains a true, correct and complete list of all Purchased Proprietary Rights that are licensed to the Seller pursuant to a written agreement or, in the absence of a written agreement, provides a summary of the material terms of such unwritten agreement. Except as disclosed in Schedule 3.17(a), the Seller does not have any obligation to pay any fee to any Person for any Purchased Proprietary Right used by the Seller in connection with the Business. The Seller is not in breach in any material respect of any Contract for the Purchased Proprietary Rights. There is no Seller Contract, other than those Contracts listed in Schedule 3.17(a), that grants any Person a license in any Purchased Proprietary Rights of the Seller or that imposes any restriction on the Seller’s use of the Purchased Proprietary Rights.

(b) Marks, Trade Names and Domain Names. Schedule 3.17(b) contains true, correct and complete lists of (i) each Mark and trade name that has been used by the Seller exclusively in connection with the Business, (ii) each application and registration by the Seller with respect to any such Marks or trade names, and (iii) the domain names used for any of the Web Sites (showing in each case the registered or other owner, expiration date and number, if any). Except as otherwise disclosed on Schedule 3.17(b), the Seller has the exclusive right to use each such Mark, trade name and domain name within the scope, and in the geographic area, of its present use. Except as listed on Schedule 3.17(b), to the Knowledge of the Seller: (x) no other Person is using a similar Mark or trade name to describe a business or a domain name in connection with a business that is similar to the Business, (y) no other Person is using a similar Mark to describe products or services that are similar to the products or services of the Business, and (z) no other Person is currently using any Mark or trade name in a manner that would preclude the Seller from using its Marks and trade names throughout the United States in the manner and to the extent it has used such Marks and trade names in the past.

(c) Patents. The Seller does not own or license any Patent.

(d)  Copyrights. Schedule 3.17(d) contains a true, correct and complete list of each Copyright application and registration owned by the Seller and included in the Purchased Proprietary Rights. The Seller owns or possesses all legal rights to all Copyrights necessary for the conduct of the Business as currently conducted. All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Purchased Proprietary Rights on behalf of the Seller either: (i) is a party to a valid and enforceable “work-for-hire” agreement under which Seller is deemed to be the sole and exclusive original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign solely and exclusively in favor of Seller of all right, title and interest in such material.

(e) Trade Secrets. The Seller has taken Commercially Reasonable Efforts to prevent the unauthorized disclosure of its Trade Secrets. All employees, agents, consultants or contractors of the Business have executed non-use and confidentiality agreements, or are otherwise bound by obligations of confidentiality, that cover and protect all of the Trade Secrets of the Business.

(f)  Software. Schedule 3.17(f) contains a true, correct and complete list of all of the Software (showing in each case any owner, licensor or licensee) included in the Purchased Assets, other than off-the-shelf, commercially-available Software (the “Seller Software”). Except as set forth in Schedule 3.17(f), the Seller Software constitutes all of the Software necessary for the conduct of the Business as currently conducted. Each Person who has participated in the development of the Seller Software that is owned by the Seller is a party to a Seller Contract pursuant to which such Person has assigned the Proprietary Rights in such Software (including the related documentation) to Seller. Schedule 3.17(f)also contains a true, correct and complete list of each Seller Contract in which the Seller has licensed any of the Seller Software from any other Person, other than off-the-shelf, commercially-available Software. Seller has used and is currently using the Seller Software within the scope of any license for the Seller Software to which Seller is a party. In connection with the Business, (x) the Seller does not sell, license or market Software, and (y) the Seller has not entered into any Contract that grants any other Person a license or sublicense in any of the Seller Software.

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(g) No Infringement. In connection with the Business, the Seller has not infringed upon or misappropriated any Proprietary Right of another Person. To the Knowledge of the Seller, no Person is interfering with, infringing upon or misappropriating any Purchased Proprietary Rights. No unresolved claim has been asserted against the Seller in writing: (i) that another Person has any right or interest in or to any of the Seller’s Marks, trade names, Trade Secrets or Know-How included in the Purchased Proprietary Rights; (ii) that the Seller is infringing upon any Proprietary Right of such Person; (iii) claims invalidity of any Purchased Proprietary Rights owned by Seller; or (iv) that challenges the Seller’s right to use any of the Purchased Proprietary Rights.

(h) Except as set forth on Schedule 3.17(h): (i) all registrations for Copyrights and Marks required to be identified on Schedules 3.17(b) and (d) are valid and in force, and all applications to register any unregistered Copyrights and Marks so identified are pending, all without, to the Knowledge of the Seller, challenge of any kind; (ii) the Purchased Proprietary Rights owned by Seller and required to be identified on Schedules 3.17(b) and (d) are, to the Seller’s Knowledge, valid and enforceable; and (iii) Seller has the sole and exclusive right to bring actions for infringement or unauthorized use of the Purchased Proprietary Rights owned by Seller, and to the Knowledge of Seller, there is no basis for any such action.

3.18 Lists; Circulation.

(a) Lists. The Seller has made available to the Buyer current, accurate and complete Lists. The Seller has maintained the confidentiality of the Lists in a commercially reasonable manner, and has maintained the Lists in accordance with all Legal Requirements. To the Knowledge of the Seller, no employee, agent or representative of the Seller, or any other Person, has (i) misappropriated the Lists or (ii) taken information from the Lists other than in the Ordinary Course.

(b) Publications. Except as set forth on Schedule 3.18(b), the Publications constitute all of the publications of Seller related exclusively to the Business. Schedule 3.18(b) sets forth the current standard paid subscription and advertising rates for the Publications.

(c) Circulation. Schedule 3.18(c) sets forth true and correct circulation quantities from inception through May 2015 issues of each Publication.

3.19 Indebtedness. Except as set forth in Schedule 3.19, the Seller does not have any outstanding indebtedness for borrowed money as of the Closing that is secured by a Lien (other than a Permitted Lien) on any of the Purchased Assets, including, any indebtedness for borrowed money owing to any Affiliate of the Seller.

3.20 Brokers or Finders. Neither the Seller nor any of its Affiliates has retained any agent, broker, investment banker, financial advisor or other firm or person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

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3.21 Investment Intent. The Seller understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Shares as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Shares or any part thereof, has no present intention of distributing any of such Shares and has no arrangement or understanding with any other persons regarding the distribution of such Shares. The Seller is acquiring the Shares hereunder in the ordinary course of its business. The Seller does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that:

4.1  Organization. The Buyer is a corporation duly organized and validly existing under the laws of the State of Nevada.

4.2  Authority Relative to this Agreement. The Buyer has the requisite power and authority to (i) execute and deliver this Agreement and each certificate, document and agreement to be executed by it in connection herewith (collectively, with this Agreement, the “Buyer Documents”) and (ii) perform its obligations hereunder and thereunder. The execution and delivery of the Buyer Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer, and upon execution and delivery by the Buyer of the Buyer Documents, such Buyer Documents shall constitute, legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its respective terms, subject to and limited by the effect of bankruptcy, insolvency, reorganization, arrangement and moratorium laws and similar laws affecting creditors’ rights and remedies generally and general principles of equity (whether asserted in an action at law or in equity).

4.3  Consents and Approvals; No Violations.

(a) Neither the execution and delivery of the Buyer Documents by the Buyer nor the performance by the Buyer of its obligations thereunder nor the consummation by the Buyer of the transactions contemplated hereby and thereby will (i) conflict with or violate the articles of organization of the Buyer, (ii) result in a violation or breach of, or constitute a default under, any material contract, agreement or instrument to which either Buyer is a party or by which any of its respective properties or assets is bound, or (iii) violate any Legal Requirement.

(b) No filing with, and no permit, authorization, consent or approval of any Governmental Authority is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

4.4 Brokers or Finders. Neither the Buyer nor any of its Affiliates has retained any agent, broker, investment banker, financial advisor or other firm or person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

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4.5 No Proceedings. There are no Proceedings pending or, to the Knowledge of the Buyer, threatened against or related to the Buyer which could reasonably be expected to affect the Buyer’s ability to consummate the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

5.1 Further Assurances. Each party hereto shall from time to time after the Closing, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by the other party to make effective the transactions contemplated by this Agreement.

5.2  Publicity. Unless otherwise required by applicable law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

5.3  Collection of Seller’s Accounts Receivables; Set-off Rights. The parties acknowledge that after the Closing, (i) the Seller may receive amounts from sales of the Publications that, pursuant to this Agreement, belong to the Buyer and that (ii) the Buyer may receive amounts from sales of the Publications that, pursuant to this Agreement, belong to the Seller. Each party, therefore, shall (consistent with the terms hereof) promptly remit to the other party (in the form received) any and all amounts received by it (regardless of the source thereof) and to which such other party is entitled pursuant to the terms of this Agreement. Promptly after request, each party shall provide the other all supporting documents or records with respect to funds received, retained and set-off by such party.

5.4 Cooperation. The parties shall each bear responsibility for the collection of the respective amounts described above as they are due to each party. Notwithstanding such independent responsibility, the parties shall use commercially reasonable efforts to collect, and shall cooperate in the collection of, the amounts described above and shall promptly remit to the other party any mail or other communications, including any written or email inquiries and payments to which the other party is entitled under this Agreement.

5.5 Internet Addresses/Domain Names. The Seller agrees to take whatever steps are reasonably necessary to formally transfer ownership of the content on the pages of the Seller’s Web Sites and the domain names for each Web Site to the Buyer within ten (10) days following the Closing.

5.6 Employees.

(a) As of the Effective Time, the Seller shall terminate the employment of all the employees who work exclusively in connection with the Business (the “Terminated Employees”). The Seller shall pay all amounts owed to the Terminated Employees for services rendered prior to the Effective Time, including in respect of salary and any accrued but unpaid bonuses.

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(b) The Buyer shall, or shall cause an Affiliate of the Buyer to, offer employment effective on the Closing Date, to all of the Terminated Employees (who may include any Terminated Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence).

(e) This Section 5.6 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.6, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.6. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.

5.7 Post-Closing Printing. After the Closing, the Buyer shall cause all Publications to be printed by the printing company (the “Printing Company”) owned by David Moyal, on terms and conditions pursuant to the Printing Agreement. In addition, the Buyer shall provide Seller with the right of first refusal on all other printing services (including printing and handling cost) performed by the Buyer for all of its publications and products.

5.8 Transfer Restrictions.

(a) The Shares may only be disposed of in compliance with state and federal securities laws. The Seller agrees to the imprinting, so long as is required by this section, of the following legend on any certificate evidencing Shares:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

(b) Upon Seller’s desire to exercise and/or transfer any right(s) or title to the Shares, subject to any conditions precedent relating the Shares as established by law or contract, Buyer shall cooperate promptly to effect such exercise and/or transfer, including, but not limited to, the issuing of a legal opinion in order to effect the removal of the above legend from the Shares, and coordinate with Buyer’s transfer agent (or relevant party) in order to effect the removal of the legend from the Share certificates.

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ARTICLE VI

SURVIVAL; INDEMNIFICATION

6.1 Survival of Representations and Warranties. All representations and warranties made by the Seller in this Agreement or in any agreement or certificate executed and delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing until the expiration of eighteen (18) months from the Closing Date, other than (a) the representations and warranties made by the Seller in Section 3.10 (Environmental Matters) which shall survive for three (3) years, (b) the representations and warranties made by the Seller in Section 3.7 (Taxes and Tax Returns) which shall survive for the period of the applicable statute of limitations plus a period of sixty (60) days, and (c) the Fundamental Representations and Warranties which shall survive the Closing Date without limitation as to time. Notification under Section 6.3(a) or Section 6.4  shall toll the running of any survival period in this Section 6.1, provided that such notification adequately describes the specific representation and warranty to which the indemnification claim relates.

6.2 Indemnification. Subject to the terms, conditions and limitations set forth in this Article VI, from and after the Closing:

(a)  The Seller shall defend, indemnify and hold harmless the Buyer and its Affiliates (and the officers, directors, managers, equity holders, employees and agents of each of them) (collectively, the “Buyer Indemnified Parties”) from and against any Damages that arise or result, directly or indirectly, from any of:

(i) any breach of or inaccuracy in any representation or warranty of the Seller set forth in this Agreement or in any agreement or certificate executed and delivered pursuant to this Agreement; provided that, solely for purposes of determining Damages, each qualification and exception regarding materiality or Material Adverse Effect in each such representation and warranty shall be disregarded and given no effect;

(ii) any Excluded Liability (including any Excluded Liability related to the Excluded Contracts and any Excluded Liability that becomes, or is alleged to have become, a liability of the Buyer under any applicable bulk sales law or successor liability law); and

(iii) the failure of the Seller to perform any covenant or agreement of the Seller set forth in this Agreement (including in Article V hereof) or any of the other Seller Documents.

(b)  The Buyer shall defend, indemnify and hold harmless the Seller and its Affiliates (and the officers, directors, equity holders, employees and agents of each of them) from and against any Damages that arise or result, directly or indirectly, from any of:

(i) any breach of or inaccuracy in any representation or warranty of the Buyer set forth in this Agreement or in any agreement or certificate executed and delivered pursuant to this Agreement; provided that, solely for purposes of determining Damages, each qualification and exception regarding materiality or Material Adverse Effect in each such representation and warranty shall be disregarded and given no effect;

(ii) any Assumed Liability; and

(iii) the failure of the Buyer to perform any of its covenants or agreements set forth in this Agreement.

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6.3 Procedure for Indemnification – Third-Party Claims.

(a) If any Person shall claim indemnification hereunder arising from any claim or demand of a third party, the party seeking indemnification (the “Indemnified Party”) shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) in writing of the basis for such claim or demand setting forth the nature of the claim or demand in reasonable detail. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation hereunder except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is prejudiced by the failure to give such notice.

(b) Except as specifically provided herein, if any Proceeding is brought by a third party against an Indemnified Party and the Indemnified Party gives notice to the Indemnifying Party pursuant to Section 6.3(a), the Indemnifying Party shall be entitled to participate in such Proceeding and, to the extent that it wishes, to assume the defense of such Proceeding, if (i) the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense, (ii) the Indemnifying Party provides to the Indemnified Party evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party has the financial resources to defend against the third-party claim and to fulfill its indemnification obligations hereunder, (iii) the Indemnifying Party conducts the defense of the third-party claim actively and diligently with counsel reasonably satisfactory to the Indemnified Party, and (iv) if the Indemnifying Party is a party to the Proceeding, no actual conflict of interest arises from such representation. In the event the Indemnifying Party assumes such defense, the Indemnified Party shall, in its discretion, have the right to employ separate counsel (selected by it) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense or compromise of such claim or demand. If the Indemnifying Party assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s written consent unless (x) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

(c) If (i) notice is given to the Indemnifying Party of the commencement of any third-party Proceeding and the Indemnifying Party does not, within 20 days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, or (ii) any of the conditions set forth in clauses (i)-(iii) of Section 6.3(b) above become unsatisfied, the Indemnified Party shall (upon notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim. Notwithstanding the foregoing, the Indemnified Party may not resolve or settle any such third-party claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party may elect to participate in such Proceedings, negotiations or defense at any time at its own expense.

(d) The parties hereto hereby consent to the non-exclusive jurisdiction of any court in the jurisdiction in which a Proceeding is properly brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein.

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(e) With respect to any third-party claim subject to indemnification under this Article VI, (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person informed of the status of such third-party claim and any related Proceedings at all stages thereof if such Person is not represented by its own counsel, and (ii) the parties agree to render (each at its own expense) to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any third-party claim.

(f) With respect to any third-party claim subject to indemnification under this Article VI, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use Commercially Reasonable Efforts, in respect of any third-party claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable Legal Requirements), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any third-party claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(g) For purposes of Section 6.2, a “breach” of a representation or warranty shall include allegations in a Proceeding brought by a third-party against a party alleging facts that, if true, would constitute a breach of such representation or warranty.

6.4 Indemnification Procedure – Direct Claims. If an Indemnified Party shall claim indemnification hereunder for any claim other than a third-party claim, the Indemnified Party shall notify the Indemnifying Party in writing of the basis for such claim setting forth the nature of such claim in reasonable detail. The Indemnifying Party shall give written notice of any disagreement with such claim within thirty (30) days following receipt of the Indemnified Party’s notice of the claim, specifying in reasonable detail the nature and extent of such disagreement.

6.5 Sole Remedy. After the Closing has occurred, the right to indemnification pursuant to this Article VI will be the exclusive remedy of each party hereto in connection with any breach by the other party of its representations, warranties, covenants or agreements contained herein or in any certificate, document, instrument or agreement delivered hereunder; provided, however, that nothing in this Agreement shall (i) preclude any party from seeking any available remedy for fraud or intentional misrepresentation, or (ii) preclude any action in equity for the breach of any such covenant or agreement applicable after the Closing.

6.6 Mitigation of Damages. The Buyer shall use its best efforts to mitigate any Damages that are indemnifiable hereunder, whether by asserting claims against third parties, by qualifying for a benefit that may reduce or eliminate an indemnified matter, or otherwise. In the event that the Buyer fails to use its best efforts to mitigate any such Damages, then notwithstanding anything else to the contrary contained herein, the Seller shall not be required to indemnify a Buyer Indemnified Party for any Damage that could reasonably be expected to have been avoided or reduced if the Buyer had made such efforts.

6.7 Subrogation of Rights. In the event that the Seller makes any payment in respect of Damages pursuant to this Article VI, the Seller shall, to the extent of such payment, be subrogated to all rights of the Buyer Indemnified Parties against any third party in respect of the Damages to which such payment relates. The Buyer shall execute upon request all instruments, documents and agreements reasonably required to evidence or further perfect such right of subrogation.

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6.8 No Right of Set-Off. If a Buyer Indemnified Party is entitled to indemnification against the Seller under this Article VI, such Buyer Indemnified Party may not set-off any liability to, or apply any amounts at any time held by such Buyer Indemnified Party on behalf of, the Seller against any of the obligations of the Seller relating to such indemnification.

6.9 No Duplication of Recovery. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

ARTICLE VII

MISCELLANEOUS

7.1 Notices. All notices and other communications hereunder shall be in writing and shall be (i) delivered by hand, (ii) sent by email transmission, or (iii) sent by certified mail or by a nationally recognized overnight delivery service, charges prepaid, to the address set forth on Appendix B hereto (or such other address for a party as shall be specified by like notice). Each such notice or other communication shall be deemed to have been duly given and to be effective (x) if delivered by hand, immediately upon delivery if delivered on a business day during normal business hours and, if otherwise, on the next business day; (y) if sent by email transmission, immediately upon confirmation that such transmission has been successfully transmitted on a business day before or during normal business hours and, if otherwise, on the business day following such confirmation; or (z) if sent by a nationally recognized overnight delivery service, on the day of delivery by such service or, if not a business day, on the first business day after delivery, or if sent by certified mail, on the fifth (5th) business day following mailing.

7.2 Fees and Expenses; Sales Taxes. Regardless of whether or not the transactions contemplated by this Agreement are consummated, each party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement. The Seller shall pay any sales or use Taxes arising out of the transactions contemplated hereby. The Buyer and the Seller, upon reasonable request by the other party, shall use all reasonable commercial efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

7.3 Allocation and Payment of Certain Taxes. With respect to Taxes of the Business related to a Straddle Period, each party shall bear their proportionate share of such Taxes as determined under this paragraph. In the case of any Taxes that are imposed on a periodic basis, the portion of such Tax that relates to the portion of the Straddle Period ending on the Closing Date shall (i) in the case of ad valorem or property Taxes, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period before and including the Closing Date and the denominator of which is the total number of calendar days in the Straddle Period, and (ii) in the case of all other Taxes, be determined based on an interim closing of the books as of the close of business on the Closing Date. In situations where one party is responsible under this agreement for all or a portion of any Taxes that are billed to the other party (for example, with respect to property taxes that are paid in arrears), the party that is billed by the Taxing Authority shall provide a copy of the bill to the other Party accompanied by a calculation of the amount of the tax owed by each party (a “Tax Notice”). Within 7 days of receipt of the Tax Notice, the non-billed party shall transmit a cash payment to the billed party for its allocable portion of the tax as determined under this Section 7.3.

7.4 Assignment; No Third-Party Rights. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto. Except as expressly set forth in Article VI, this Agreement and its provisions are for the sole benefit of the parties to this Agreement and their successors and permitted assigns and shall not give any other Person any legal or equitable right, remedy or claim.

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7.5 Governing Law; Jurisdiction. The execution, interpretation and performance of this Agreement, and any disputes with respect to the transactions contemplated by this Agreement, including any fraud claims, shall be governed by the internal laws and judicial decisions of the State of New York, without regard to principles of conflicts of laws. The parties hereby consent to the exclusive jurisdiction of the state and federal courts of the State of New York for any and all matters arising from or relating to this Agreement.

7.6 Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless the invalidity of any such provision substantially deprives either party of the practical benefits intended to be conferred by this Agreement. Notwithstanding the foregoing, any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable, and the determination that any provision of this Agreement is invalid, illegal or unenforceable as applied to particular circumstances shall not affect the application of such provision to circumstances other than those as to which it is held invalid, illegal or unenforceable.

7.7 Construction. Each party acknowledges that such party and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

7.8  Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

7.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed on signature pages exchanged by facsimile, in which event each party shall promptly deliver to the others such number of original executed copies as the others may reasonably request.

7.10 Entire Agreement. This Agreement, including the Appendices, the Exhibits and the Disclosure Schedules, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. The Appendices, Exhibits and the Disclosure Schedules hereto are an integral part of this Agreement and are incorporated by reference herein. This Agreement supersedes all prior agreements, understandings, promises, representations and statements between the parties and their representatives with respect to the sale of the Business and the transactions contemplated by this Agreement.

7.11  Prevailing Party. If any litigation or other Proceeding is brought to enforce or interpret the terms of this Agreement or any other agreement delivered in connection herewith, the prevailing party shall be entitled to recover all fees, costs and expenses related thereto from the non-prevailing party or parties, including but not limited to reasonable attorneys’ and accounting fees, costs and expenses. For purposes of the prior sentence, the “prevailing party” means the party whose position is substantially upheld in a final judgment rendered in such litigation or other Proceeding, or if the final judgment is appealed, that party whose position is substantially upheld by the decision of the final appellate body that considers the appeal.

SIGNATURE PAGES FOLLOW

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE SELLER:

NEXT MAGAZINE

By:	/s/ David Moyal
David Moyal
President

THE BUYER:

MULTIMEDIA PLATFORMS, INC.

By:	/s/ Robert Blair
Robert Blair
Chief Executive Officer

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APPENDIX A

DEFINITIONS

“Affiliate” means, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person or is a director or officer of the specified Person. For purposes of this definition, the term “control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

“Agreement” has the meaning given to it in the introductory paragraph of this Agreement.

“Assignment & Assumption Agreement” has the meaning given to it in Section 2.8(a)(2).

“Assumed Liabilities” has the meaning given to it in Section 2.5.

“Business” has the meaning given to it in the Background Statement.

“Buyer” has the meaning given to it in the introductory paragraph of this Agreement.

“Buyer Documents” has the meaning given to it in Section 4.2.

“CERCLA” means the federal statute commonly referred to as the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

“Closing” has the meaning given to it in Section 2.7.

“Closing Date” has the meaning given to it in Section 2.7.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the efforts that a prudent business Person would use in similar circumstances to achieve a desired result in a reasonably efficient and cost-effective manner and as expeditiously as possible; provided that an obligation to use Commercially Reasonable Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement or the transactions contemplated hereby.

“Contract” means any agreement, contract, promise or undertaking (whether oral or written) related exclusively to the Business.

“Copyright” means the legal right provided by the Copyright Act of 1976, as amended, to the expression contained in any work of authorship fixed in any tangible medium of expression together with any similar rights arising in any other country as a result of statute or treaty.

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“Damages” means damages, losses, liabilities, claims, expenses (including cost of investigation and reasonable attorneys’ fees), actually incurred by an Indemnified Party. Damages shall be determined net of (i) any insurance proceeds to which an Indemnified Party has received relating to such Damages, and (ii) any net Tax benefits to which an Indemnified Party is or may be entitled as a result of such Damages. EXCEPT FOR DAMAGES SOLELY RESULTING FROM FRAUD, WILLFUL MISCONDUCT, INTENTIONAL MISREPRESENTATION OR CRIMINAL ACTIVITY OF THE SELLER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, IN NO EVENT SHALL DAMAGES INCLUDE ANY AMOUNTS (A) IN RESPECT OF SPECIAL, SPECULATIVE, REMOTE, EXEMPLARY, INDIRECT, INCIDENTAL, TREBLE, CONSEQUENTIAL OR PUNITIVE DAMAGES, (B) BASED UPON ANY THEORY OF LOST PROFITS OR DIMINUTION OF VALUE, OR (C) BASED UPON A MULTIPLIER OF EARNINGS OR OTHER VALUATION MULTIPLE OR FINANCIAL INDICIA.

“Disclosure Schedules” means the disclosure schedules delivered by the Seller to the Buyer upon execution of this Agreement.

“Domain Name Assignments” has the meaning given to it in Section 2.8(a)(iv).

“Effective Time” has the meaning given to it in Section 2.7.

“Employees” means the employees of the Seller listed in Schedule 3.11-1.

“Environmental Laws” means any Legal Requirement that regulates the generation, storage, handling, discharge, emission, transportation, treatment or disposal of Hazardous Substances or to the protection of the environment, including CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Clean Water Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substances Control Act, and the Hazardous Material Transportation Act, in each case as amended, and the regulations implementing such acts and the state and local equivalent of such acts and regulations.

“Excluded Assets” has the meaning given to it in Section 2.3.

“Excluded Contracts” has the meaning given to it in Section 2.3(e).

“Excluded Liabilities” has the meaning given to it in Section 2.6(a).

“Fixed Assets” means, with respect to a Person, all equipment, machinery, furniture and furnishings, fixtures, tools, dies, computer hardware, data processing and telecommunications equipment, office equipment, vehicles and other tangible personal property of every type and kind owned, used or useable by such Person, owned by such Person.

“Fundamental Representations and Warranties” means the representations and warranties set forth in Sections 3.1 through and including 3.3, and set forth in Section 3.14(b)of this Agreement.

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“GAAP” has the meaning given to it in Section 1.2(g).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any municipal, local, city or county government, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled, through capital stock or otherwise by any of the foregoing.

“Governmental Authorization” means any approval, consent, license, permit or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Hazardous Substance” includes each substance identified or designated as such under CERCLA, as well as any other substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a solid waste, hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, (ii) it is toxic, reactive, corrosive, ignitable, infectious, radioactive or otherwise hazardous or (iii) it is or contains, without limiting the foregoing, petroleum hydrocarbons, asbestos, polychlorinated biphenyls or urea formaldehyde.

“Indebtedness” means all indebtedness for borrowed money of the Seller that relates exclusively to the Business, including the notional amount under letters of credit, borrowings under revolving lines of credit, guaranty obligations, and all accrued but unpaid interest, indemnities, premiums, penalties, fees, expenses and other obligations related thereto.

“Indemnified Party” has the meaning given to it in Section 6.3(a).

“Indemnifying Party” has the meaning given to it in Section 6.3(a).

“Inventories” means, with respect to a Person, all inventories of such Person of finished goods, work in process, raw materials and spare parts and all other materials and supplies to be used, consumed or sold by such Person.

“Know-How” means ideas, designs, concepts, compilations of information, methods, techniques, procedures and processes, whether patentable or not and whether reduced to practice or not.

“Knowledge of the Buyer” means the knowledge of Robert Blair and the knowledge any such Person would be expected to have or obtain after reasonable inquiry.

“Knowledge of the Seller” means the knowledge of the David Moyal and the knowledge any such Person would be expected to have or obtain after reasonable inquiry.

“Legal Requirement” means any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or Governmental Authority and, with respect to any Person, includes all such Legal Requirements applicable or binding upon such Person, its business or the ownership or use of any of its assets.

“Lien” means any lien, security interest, pledge, mortgage or similar encumbrance.

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“Lists” means, to the extent currently existing and maintained by or for Seller, all lists of (i) past, present and prospective customers of the Business, including the current complete paid subscription list and complimentary subscription list, including in each case the subscriber’s name, address, payment status and renewal date, and all other relevant subscription information such as carrier routes, gift codes, tracking codes, source codes, all other information relating to subscription records, and all physical subscription records, including subscription cards, telephone orders and any other physical subscription records, in whatever existing form or format, (ii) internet web traffic, advertisers, subscribers (including names, addresses and account details of all lapsed and current subscribers) and sponsors of the Business; all public relations lists which are generated by the Seller and related exclusively to the Business, and (iii) all rights of Seller to third party lists used by the Seller and used in connection with the Publications.

“Mark” means any word, name, symbol or device used by a Person to identify its goods or services, whether or not registered, all goodwill associated therewith, and any right that may exist to obtain a registration with respect thereto from any Governmental Authority and any rights arising under any such application. As used in this Agreement, the term “Mark” includes trademarks and service marks.

“Material Adverse Effect” means a material adverse change in the condition (financial or otherwise), results of operations, assets, business, properties or liabilities of the Seller, the Business or any of its Publications or a material adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement, other than (i) changes to the economy of the United States of America, the global economy, or the industry or markets in which the Business operates, (ii) changes resulting from the announcement or disclosure of this Agreement or the transactions contemplated hereby, (iii) changes in general economic, regulatory or political conditions or changes in the countries, territories or political subdivisions in which the Business operates, (iv) changes resulting from military action or any act of terrorism, (v) changes in the debt, financing or securities markets, (vi) changes in Legal Requirements, or (vii) changes resulting from compliance with this Agreement.

“Ordinary Course” means an action taken by a Person only if:

(a)  such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) or by its members or other owners, unless such authorization is obtained.

“Patent” means any patent granted by the U.S. Patent and Trademark Office or by the comparable agency of any other country, and any renewal thereof, and any rights arising under any patent application filed with the U.S. Patent and Trademark Office or the comparable agency of any other country and any rights that may exist to file any such application.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Person” means any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or other legal entity.

“Post-Closing Advertising” has the meaning given to it in Section 2.5(c).

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“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Printing Agreement” has the meaning given to it in Section 2.8(a)(v).

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Proprietary Rights” means, with respect to a Person, all Copyrights, Marks, Trade Secrets, Patents, intellectual property rights in inventions and discoveries, whether patentable or not and whether reduced to practice or not, trade names, intellectual property rights in internet web sites and internet domain names and intellectual property rights in Know-How, whether secret or not, owned or used by such Person.

“Publications” has the meaning given to it in the Background Statement.

“Purchase Price” has the meaning given to it in Section 2.9.

“Purchased Assets” has the meaning given to it in Section 2.2.

“Purchased Contracts” has the meaning given to it in Section 2.2(a).

“Purchased Proprietary Rights” has the meaning given to it in Section 2.2(b).

“Real Property” means the real property located at 121 Warick St, Front B, New York, NY 10013.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment, including ambient air, surface water, groundwater, land surface or subsurface strata.

“Rep and Warranty Claim” means any claim, action or cause of action (arising out of a common set of facts, circumstances, acts or omissions) asserted by a Buyer Indemnified Party for the breach or inaccuracy of one or more of the representations and warranties (other than Fundamental Representations and Warranties) made by the Seller in this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning given to it in the introductory paragraph of this Agreement.

“Seller’s Accounts Receivable” means, (i) all trade accounts receivable and other rights to payment from subscribers of Seller’s Publications and the benefit of security for such accounts or rights to payment (if any), (ii) all trade accounts receivable and other rights to payment from advertisers of or in the Publications and the benefit of security for such accounts or rights to payment (if any), (iii) all trade accounts receivable and other rights to payment from newsstand sales of the Publications and the benefit of security for such accounts or rights to payment (if any), and (iv) all other accounts or notes receivable of any Person owed to Seller that relate exclusively to the Business and the benefit of security for such accounts or notes (if any).

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“Seller Documents” has the meaning given to it in Section 3.2.

“Software” means, with respect to a Person, all types of computer software programs owned or used by such Person, including operating systems, application programs, software tools, firmware and software imbedded in equipment, including both object code and source code versions thereof. The term “Software” also includes all documentation and written or electronic materials that explain the structure or use of the Software or that were used in the development of the Software, including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials.

“Statements of Operations” has the meaning given to such term in Section 3.5(a).

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, franchise, employment, payroll, withholding, social security, unemployment, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, addition to tax or penalty, imposed by any Governmental Authority, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and any affiliated, consolidated, combined, unitary or similar return.

“Terminated Employees” has the meaning given to it in Section 5.6(a).

“Trade Secrets” means business or technical information of any Person including, but not limited to, customer lists, marketing data and Know-How, that is not generally known to other Persons who are not subject to an obligation of nondisclosure and that derives actual or potential commercial value from not being generally known to other Persons.

“Web Sites” has the meaning given to it in Section 2.2(b).

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APPENDIX B

NOTICES

If to the Seller:

RND Enterprises, Inc.

121 Varick St.

Front B

New York, NY 10013

Attention: David Moyal

Email: davidmoyal@mac.com

with a copy to:

Thompson Bukher LLP

369 Lexington Avenue

Second Floor

New York, NY 10017

Attention: Benjamin S. Thompson

Email: bthompson@thomplegal.com

If to the Buyer, to:

Multimedia Platforms, Inc.

2929 East Commercial Blvd., Suite Ph-D

Fort Lauderdale, Florida

Attention: Robert Blair

Email: bobby@bobbyblair.com

with a copy to:

Szaferman Lakind Blumstein & Blader, PC

101 Grovers Mill Road

Second Floor Lawrenceville, NJ 08648

Attention: Gregg E. Jaclin

Email: gjaclin@szaferman.com

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